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                    ADVISORY AND INVESTMENT BANKING AGREEMENT



                  This Agreement is made and entered into as of the __ day of_____ , 1997 by and between Duke & Co., Inc., a Florida corporation ("Duke") and Briarwood Investment counsel, a ___________ corporation ("Briarwood"), and Phoenix Preschool Holdings, Inc., a Delaware corporation (the "Company").

                  In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                  1. Purpose: The Company hereby engages Duke and Briarwood for the term specified in Paragraph 2 hereof to render consulting advice to the Company as investment bankers relating to financial and similar matters upon the terms and conditions set forth herein.

                  2. Term: Except as otherwise specified in paragraph 4 hereof, this Agreement shall be effective from _________, 1997 to___________ , 1999.

                  3. Duties of Duke and Briarwood: During the term of this Agreement, Duke and Briarwood shall seek out Transactions (as hereinafter defined) on behalf of the Company and shall furnish advice to the Company in connection with any such Transactions.

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                  4. Compensation: In consideration for the services rendered by
Duke and Briarwood to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 5 hereof), the Company shall compensate Duke and Briarwood as follows:

                     (a) The Company shall pay Duke and Briarwood a fee of $4,166 per month during the term of this Agreement. The sum of $99,984 shall be payable in full on the date of this Agreement. In the event that Duke and Briarwood ceases its business operations as a financial advisor and investment banker, materially breaches or is unable to satisfy its performance obligations hereunder, then Duke and Briarwood shall repay to the Company the pro rata unearned portion of foregoing fee, based on the number of months for which performance was delivered and the remaining number of months in the term.

                     (b) In the event that any Transaction (as hereinafter defined) occurs during the term of this Agreement or one year thereafter, the Company shall pay fees to Duke and Briarwood as follows:


                  Consideration                               Fee
                  -------------                               ---

         $    - 0 - to $  500,000                    Minimum fee of $25,000

         $  500,000 to $5,000,000                    5% of Consideration

         $5,000,000 or more                          $250,000 plus 1% of the
                                                     Consideration in excess of
                                                     $5,000,000

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                  For the purposes of this Agreement, "Consideration" shall mean the total market value on the day of the closing of stock, cash, assets and all other property (real or personal) exchanged or received, directly or indirectly by the Company or any of its security holders in connection with any Transaction. Any co-broker or brokers retained by Duke and Briarwood shall be paid by Duke and Briarwood.

                  For the purposes of the Agreement, a "Transaction" shall mean
(a) any transaction originated by Duke and Briarwood, other than in the ordinary course of trade or business of the Company, whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses or any of their respective assets, is transferred for Consideration, (b) any transaction originated by Duke and Briarwood whereby the Company acquires any other company or the assets of any other company or an interest in any other company (an "Acquisition") or (c) any sale or Acquisition in connection with which the Company engages an investment banker other than Duke and Briarwood and pays such investment banker a fee in respect of such Transaction unless Duke and Briarwood was unwilling or unable to so act.

                  In the event Duke and Briarwood originates a line of credit with a lender, the Company and Duke and Briarwood will mutually agree on a satisfactory fee for such services provided based upon reasonable and customary practice in the industry and the terms of payment of such fee; provided, however, that in the event the Company is introduced to a corporate partner by Duke and Briarwood in

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connection with a merger, acquisition or financing and a credit line develops directly as a result of the introduction, the appropriate fee shall be the amount set forth in the schedule above with consideration to be based upon the amount of the line of credit. In the event Duke and Briarwood introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company agrees to pay a fee of five percent (5%) of total sales generated directly from this introduction during the first two years following the date of the first sale, in lieu of the fees set forth in the schedule above. Total sales shall mean cash receipts less any applicable refunds, returns, allowances, credits and shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made by or threatened against the Company. Commission payments shall be paid on the 15th day of each month following the receipt of customers' payment. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled to an appropriate refund or credit against future payments under this Agreement. All fees to be paid pursuant to this Agreement, except as otherwise specified, are due and payable to Duke and Briarwood in cash at the closing or closings of any transaction specified in Paragraph 4 hereof. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, Duke and Briarwood shall be entitled to a full fee as provided under Paragraphs 4 and 5 hereof, for any transaction for which the discussions were

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initiated during the term of this Agreement and which is consummated within a period of twelve months after non-renewal or termination of this Agreement.

                  5. Expenses of Duke and Briarwood: In addition to the fees payable hereunder, and regardless of whether any transaction set forth in Paragraph 4 hereof is proposed or consummated the Company shall reimburse Duke and Briarwood for all fees and disbursements of Duke and Briarwood's counsel and Duke and Briarwood's travel and reasonable out-of-pocket expenses incurred in connection with and in direct furtherance of the services performed by Duke and Briarwood pursuant to this Agreement, including without limitation, hotels, food and associated expenses and long-distance telephone calls. Duke and Briarwood shall obtain the consent of the Company before incurring any expense over $200.

                  6. Liability of Duke and Briarwood:

                     (1) The Company acknowledges that all opinions and advice (written or oral) given by Duke and Briarwood to the Company in connection with Duke and Briarwood's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Duke and Briarwood to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced,


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disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Duke and Briarwood, or use Duke and Briarwood's name in any annual reports or any other reports or releases of the Company without Duke and Briarwood's prior written consent.

                     (2) The Company acknowledges that Duke and Briarwood makes no commitment whatsoever as to making a market in the Company's securities or to recommending or advising its clients to purchase the Company's securities, except that Duke and Briarwood has committed to make a market in the Company's securities for at least 45 days after the effective date of the Company's initial public offering. Research reports or corporate finance reports that may be prepared by Duke and Briarwood will, when and if prepared, be done solely on the merits or judgment of analysis of Duke and Briarwood or any senior corporate finance personnel of Duke and Briarwood.

                  7. Duke and Briarwood's Services to Others: The Company acknowledges that Duke and Briarwood's or its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Duke and Briarwood in conducting such business with respect to others, or in rendering such advice to others.

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                  8. Company Information:

                     (a) The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Duke and Briarwood will use and rely on data, material and other information furnished to Duke and Briarwood by the Company. The Company acknowledges and agrees that in performing its services under this engagement, Duke and Briarwood may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

                     (b) Except as contemplated by the terms hereof or as required by applicable law, Duke and Briarwood shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as Duke and Briarwood determines to have a need to know. Upon termination of this Agreement, at the request of the Company, Duke and Briarwood shall deliver to the Company all non-public material in its possession relating to the business affairs of the Company.

                  9. Indemnification:

                     a. The Company shall indemnify and hold Duke and Briarwood and its directors, officers, employees and agents harmless against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "Act") or any other federal or


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state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with the services rendered by Duke and Briarwood or any transactions in connection with this Agreement, except for any liabilities, claims and lawsuits (including awards judgments and related costs and expenses), arising out of acts or omissions of Duke and Briarwood. In addition, the Company shall also indemnify and hold Duke and Briarwood harmless against any and all reasonable costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing. If it is finally judicially determined that the Company will not be responsible for any liabilities, claims and lawsuits or expenses related thereto, the indemnified party, by his or its acceptance of such amounts, agrees to repay the Company all amounts previously paid by the Company to the indemnified person and will pay all costs of collection thereof, including but not limited to reasonable attorneys' fees related thereto.

                  Duke and Briarwood shall give the Company prompt notice of any such liability, claim or lawsuit which Duke and Briarwood contends is the subject matter of the Company's indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit,


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including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

                  Duke and Briarwood shall indemnify and hold the Company and its directors, officers, employees and agents harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under the 1933 Act, the Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are based upon Duke and Briarwood's gross negligence, useful misconduct, bad faith or any untrue statement or alleged untrue statement of a material fact or omission at a material fact required to be stated or necessary to make the statement provided by Duke and Briarwood, not misleading, which statement or omission was made in reliance upon information furnished in writing to the Company by or on behalf of Duke and Briarwood for inclusion in any registration statement or prospectus or any amendment or supplement thereto in connection with any transaction to which this Agreement applies. In addition, Duke and Briarwood shall also indemnify and hold the Company harmless against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

                  The Company shall give to Duke and Briarwood prompt notice of any such liability, claim or lawsuit which the Company contends is the subject matter of Duke and Briarwood's indemnification and Duke and Briarwood thereupon shall be granted the right to a take

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any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

                     b. In order to provide for just and equitable contribution under the Act in any case in which (i) any person entitled to indemnification under this Section 9 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 10 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such person in circumstances for which indemnification is provided under this
Section 10, then, and in each such case, the Company and Duke and Briarwood shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion taking into consideration the relative benefits received by each party from the offering covered by the prospectus with respect to any transactions in connection with this Agreement (taking into account the portion of the proceeds of the offering realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was assessed, the opportunity


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to correct and prevent any statement or omission and other equitable considerations appropriate under the circumstances; provided, however, that notwithstanding the above in no event shall Duke and Briarwood be required to contribute any amount in excess of 10% of the public offering price of any securities to which such Prospectus applies; and provided, that, in any such case, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  Within fifteen (15) days after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party (the "Contributing Party"), notify the Contributing Party of the commencement thereof, but the omission so to notify the Contributing Party will not relieve it from any liability which it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party, and such party notifies a Contributing Party or his or its representative of the commencement thereof within the aforesaid fifteen (15) days, the Contributing Party will be entitled to participate therein with the notifying party and any other Contributing Party similarly notified. Any such Contributing Party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the


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written consent of the Contributing Party. The indemnification provisions contained in this Section 10 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

                  10. Duke and Briarwood an Independent Contractor : Duke and Briarwood shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Duke and Briarwood shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

                  11. Miscellaneous:

                     (1) This Agreement between the Company and Duke and Briarwood constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

                     (2) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective


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parties as set forth below, or to such other address as either party may notify the other in writing:

         If to the Company, to:               Phoenix Preschool Holdings,
                                               Inc.
                                              150 East 50th Street, 31st Fl.
                                              New York, New York 10155

         with a copy to:                      Frederick D. Lipman
                                              Blank Rome Comisky & McCauley
                                              One Logan Square
                                              Philadelphia, PA 19103

         If to Duke and Briarwood, to:        Duke & Co., Inc.
                                              909 Third Avenue
                                              New York, New York 10022


                                              Briarwood Investment Counsel
                                              101 East 52nd Street
                                              New York, New York 10022

         with a copy to:                      JAY M. KAPLOWITZ
                                              Gersten, Savage, Kaplowitz &
                                               Fredericks, LLP
                                              101 East 52nd Street
                                              New York, New York  10022

                     (3) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

                     (4) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

                     (5) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

                     (6) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving


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effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 11(b) hereof.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed, as of the day and year first above written.

                                DUKE & CO., INC.




                                 By:________________________________



                                 BRIARWOOD INVESTMENT COUNSEL



                                 By:_________________________________


                                 PHOENIX PRESCHOOL HOLDINGS, INC.




                                 By:________________________________


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